Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 1, 2010

Registration No. 333-162945

This free writing prospectus should be read together with the Company’s Registration Statement on Form S-1 (File No. 333-162945) (including the prospectus therein), as amended. The following information supplements and updates the information contained in the Registration Statement.

March 1, 2010 Press Release

TRIUS THERAPEUTICS TO CONFORM PROTOCOL FOR UPCOMING TOREZOLID PHOSPHATE PHASE 3 TRIAL WITH NEWLY RELEASED FDA DRAFT GUIDANCE

SAN DIEGO, March 1, 2010 — Trius Therapeutics, Inc. announced that on February 26th, 2010, the FDA issued new draft guidance on non-inferiority clinical trials that will apply to the design of the Company’s proposed Phase 3 trials for its investigational antibacterial drug torezolid phosphate. Trius is conforming the protocol for its first Phase 3 clinical trial with the new draft guidance and plans to submit the revised protocol to the FDA as soon as possible. The Company believes that the draft guidance will provide greater clarity to the process of finalizing the design of its Phase 3 trials. As a result of the new guidance, the Company has temporarily delayed its IPO until it can modify the protocol for its Phase 3 trial.

This press release contains forward-looking statements regarding the timing of the Company’s resubmission of its Phase 3 clinical trial protocol and the timing of the Company’s initial public offering. The impact of the FDA’s new draft guidance and any future legislative and policy changes on the timing, costs and design of the Phase 3 clinical program for torezolid phosphate and the Company’s initial public offering is uncertain, and actual results may differ materially from those in these forward-looking statements. For a further description of these and other risks, please see the risk factors described in the Company’s Registration Statement on Form S-1 that was originally filed with the United States Securities and Exchange Commission on November 6, 2009, and the amendments thereto, including those factors discussed under the caption “Risk Factors” in such filings. Forward-looking statements speak only as of the date of this release, and Trius undertakes no obligation to update or revise these statements, except as may be required by law.

About Trius Therapeutics

Trius Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious, life-threatening infections.

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Contact:

Jason Spark at Porter Novelli Life Sciences

jspark@pnlifesciences.com

619-849-6005

Recent Development

At our February 26, 2010 meeting with the FDA, we were informed that the FDA has issued a new draft guidance document for all “Non-Inferiority Clinical Trials” that will apply to the conduct of our first planned Phase 3 clinical trial of torezolid phosphate. At the meeting, the FDA also provided feedback on how to modify our previously submitted Phase 3 clinical trial protocol to conform to the new guidance. Based on this feedback, we plan to submit a revised protocol to the FDA as soon as possible.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This registration statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1356857/000119312510039625/ds1a.htm. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus if you request it by calling us at 1-858-452-0370.